EXHIBIT 4.3

                      NON-STATUTORY STOCK OPTION AGREEMENT


         BY THIS STOCK OPTION AGREEMENT ("Agreement") made and entered into this _____ day of ________________, 19___ ("Grant Date"), AMTECH SYSTEMS, INC., a
Delaware corporation (the "Company"), and ____________________, a key employee of the Company (the "Optionee") hereby state, confirm, represent, warrant and agree as follows:

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                                    RECITALS

         1.1 The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain the best available personnel for positions of substantial responsibility to provide successful management of the Company's business, it must offer a compensation package that provides key employees of the Company a chance to participate financially in the success of the Company by developing an equity interest in it.

         1.2 The Company adopted the Amended and Restated 1995 Stock Option Plan (the "Plan") on October 20, 1995.

         1.3 By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company, an option to purchase shares of common stock of the Company ("Common Stock").

                                       II

                                   AGREEMENTS

         2.1 Grant of Non-Statutory Stock Option. Subject to the terms and conditions hereinafter set forth and those provisions set forth and those contained in the Plan, the Company grants to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of __________ (_______) shares of Common Stock, authorized but unissued or, at the option of the Company, treasury stock if available (the "Optioned Shares").

         2.2 Exercise of Option. Subject to the terms and conditions of this Agreement and those of the Plan, the Option may be exercised only by completing and signing a written notice in substantially the following form:

         I hereby exercise the Option granted to me by AMTECH SYSTEMS, INC. and elect to purchase _______________ shares of $.01 par value Common Stock of AMTECH SYSTEMS, INC. for the purchase price to be determined under Paragraph 2.3 of this Stock Option Agreement.
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         2.3 Purchase  Price.  The price to be paid for the Optioned Shares (the
"Purchase Price") shall be $__________ per share.

         2.4 Payment of Purchase Price. Payment of the Purchase Price may be made as follows:

                  (a) In United States dollars in cash or by check, bank draft or money order payable to the Company; or

                  (b) At the discretion of the Board, through the delivery of shares of Common Stock with an aggregate fair market value at the date of such delivery, equal to the Purchase Price; or

                  (c) By a combination of both (a) and (b) above.

The Board shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and conditions on the use of Common Stock to exercise an Option as it deems appropriate. At the election of the Optionee pursuant to Section 17 of the Plan, and subject to the acceptance of such election by the Board, to satisfy the Company's withholding obligations, it may retain such number of shares of Common Stock subject to the exercised Option which have an aggregate Fair Market Value (as defined in the Plan) on the date of exercise equal to the Company's aggregate federal, state, local and foreign tax withholding and FICA and FUTA obligations with respect to the exercise of the Option by the Optionee.

         2.5 Exercisability of Option. Subject to the provisions of Paragraph 2.6, and except as otherwise provided in Paragraph 2.8, the Option may be exercised by the Optionee while in the employ of Company which shall include any parent ("Parent") or subsidiary ("Subsidiary") corporation of the Company as defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended ("Code"), in whole or in part from time to time, but only in accordance with the following schedule:

                                                    Cumulative Percentage of
Elapsed Number of Years                          Shares Subject To Options As To
   After Grant Date                               Which Option May be Exercised
- ----------------------                           -------------------------------







In no case may any Option be exercised as to less than One Hundred (100) shares at any one time, or the remaining shares covered by the Option if less than One Hundred (100) shares. An Option may not be exercised for a fraction of a share. For purposes of the foregoing schedule,
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a year is measured from the grant date to the  anniversary of the grant date and between anniversary dates thereof.

         2.6 Termination of Option. Except as otherwise provided herein, the Option, to the extent not heretofore exercised, shall terminate upon the first to occur of the following dates:

                  (a) The date on which the Optionee's employment by the Company is terminated, whether voluntary or for cause, except if such termination is due to retirement, death or disability within the meaning of Section 22(e)(3) of the Code;

                  (b) Ninety (90) days after termination due to retirement;

                  (c) One (1) year after termination due to disability within the meaning of Section 22(e)(3) of the Code; or

                  (d) One (1) year after the Optionee's death (or such other period of time as determined by the Board).

         2.7 Adjustments. In the event of any stock split, reverse stock split, stock divided, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number and kind of Optioned Shares (including any Option outstanding after termination of employment or death) and the Purchase Price per share shall be proportionately and appropriately adjusted without any change in the aggregate Purchase Price to be paid therefor upon exercise of the Option. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

         2.8 Liquidation, Sale of Assets or Merger. In the event of a proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Board determines that the Optionee shall have the right to exercise the Option as to all of the Common Stock subject to the Option, including shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice (but not later than the expiration of the Option term under Paragraph 2.6, above), and the Option will terminate upon the expiration of such period.

         2.9 Change in Control. In the event of a Change in Control, each Option that is outstanding on a Control Change Date, as defined in the Plan, shall be exercisable in whole or in part on that date and thereafter during the remainder of the Option period stated in the Option Agreement. A "Change in Control" occurs if, after the date of the initial Agreement, (1) any person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of the Company's securities having 20% or more of the combined voting power of the then outstanding Company's securities that may be cast for the election of
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the  Company's  directors  (other than as a result of an issuance of  securities initiated by the Company, or open market purchases approved by the Board of Directors as long as a majority of the Board of Directors approving the purchases is in the majority at the time the purchases are made); or (2) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions ceased to constitute a majority of the Company's Board of Directors or any successor's board, within two years of the last of such transactions. For purposes of this Section, the "Control Change Date" is the date on which an event described in (1) or (2) occurs. If a Change of Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

         2.10 Notices. Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its Secretary at 131 South Clark Drive, Tempe, Arizona 85281, or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him or her at his or her then current residential address as appearing on the payroll records. Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mail, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

         2.11 Transferability of Option. The Option shall not be transferable by the Optionee otherwise than by the will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

         2.12 Optionee Not A Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

         2.13 Not a Contract of Employment. Nothing contained in the Plan or in any Option Agreement executed pursuant to the Plan shall be deemed to confer upon any individual to whom an Option may be granted hereunder any right to remain in the employ or service of the Company or a parent or subsidiary corporation of the Company.

         2.14 Disputes or Disagreements. As a condition of the granting of the Option herein granted, the Optionee agrees, for himself and his personal representatives, that any disputes or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board in its sole discretion, and that any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive.
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         IN WITNESS  WHEREOF,  the  Company  has caused  this  instrument  to be executed by its duly authorized officer, and the Optionee has hereunto affixed his or her signature.

                                       AMTECH SYSTEMS, INC.,
                                       an Arizona corporation



                                       By ______________________________________
                                            Its ________________________________

                                                                       "COMPANY"




                                       _________________________________________
                                                                      "OPTIONEE"
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